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                                                                    Exhibit 23.1


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Wells-Gardner Electronics Corporation:

We consent to incorporation by reference in this registration statement on Form S-8 of Wells-Gardner Electronics Corporation of our reports dated January 30, 1998, relating to the balance sheets of Wells-Gardner Electronics Corporation as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 1997, which reports appear in or are incorporated by reference in the December 31, 1997 annual report on Form 10-K of Wells-Gardner Electronics Corporation.



                                        /s/ KPMG Peat Marwick LLP



Chicago, Illinois
August 21, 1998